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                     December 20, 2023

       Mingyu (Michael) Li
       Chief Executive Officer
       Horizon Space Acquisition I Corp.
       1412 Broadway, 21st Floor, Suite 21V
       New York, NY 10018

                                                        Re: Horizon Space
Acquisition I Corp.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File No. 001-41578

       Dear Mingyu (Michael) Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Arila Zhou, Esq.